Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No.1 to Form F-3 of EZGO Technologies Ltd. of our report dated January 26, 2024, relating to the consolidated financial statements of EZGO Technologies Ltd. and Subsidiaries for the year ended September 30, 2023, which are incorporated by reference in this Registration Statement.

During the year ended September 30, 2025, the Company classified a component of its operations as discontinued operations. As a result, the consolidated statements of operations and cash flows for the year ended September 30, 2023 have been re-presented to reflect such discontinued operations classification in accordance with U.S. GAAP. The re-presentation relates solely to the classification and presentation of previously reported amounts and did not result in changes to total assets, liabilities, shareholders’ equity, or net income (loss) as previously reported.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York
February 27, 2026